Exhibit 99.1

CONTACTS:

For Accellent
Investor Contact:	Media Contact Information:
Stewart A. Fisher	Nanette Pietroforte
EVP and CFO	FischerHealth, Inc.
(978) 570-6820	(310) 577-7870, ext. 161
stewart.fisher@accellent.com	npietroforte@fischerhealth.com

For Investor Group
David Lilly
Molly Morse
Kekst and Company
(212) 521-4878/4826
david-lilly@kekst.com
molly-morse@kekst.com

Investor Group Led by KKR Completes $1.27 Billion Acquisition of Accellent Inc.

WILMINGTON, MA., November 22, 2005 – Accellent Inc., the largest provider of fully integrated outsourced manufacturing and engineering services to the medical device industry, announced today that affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and Bain Capital LLC have completed their acquisition of the company through a transaction valued at $1.27 billion. On October 10, 2005, Accellent announced the signing of a definitive merger agreement with an affiliate of KKR.

“We are very pleased to announce the completion of the acquisition of Accellent,” said Ron Sparks, President and CEO of Accellent.  “We look forward to continuing to build upon our strong track record of meeting the needs of our customers and providing them with the highest level of service.”

In connection with the completion of the acquisition, Accellent Corp., a wholly owned subsidiary of Accellent Inc., today announced that it has accepted for payment and paid for 100% of its outstanding $175,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2012 (the “Notes”) (CUSIP No. 58455RAB4), pursuant to its previously announced cash tender offer and consent solicitation for the Notes.

About Accellent

Accellent Inc. provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information, please visit www.accellent.com

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, London, Paris and

Hong Kong.  Current KKR investments in the health care sector include: Alliance Imaging; Jazz Pharmaceuticals; and MedCath.  Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams to invest for future competitiveness and growth. Over the past 29 years, KKR has invested in more than 130 transactions with a total value of over US$162 billion. For more information, please visit www.kkr.com.

About Bain Capital

Bain Capital is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital, venture capital, and public equity with more than $26 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world. A global team of investment professionals has guided investments in a broad range of healthcare companies including Warner Chilcott, Stericycle, Physio Control and M/C Communications. Headquartered in Boston, Bain Capital has offices in New York, London and Munich. For more information, please visit www.baincapital.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included in this press release constitute forward-looking statements. These forward-looking statements involve risks and uncertainties. Important factors that can cause actual results to differ materially from the company’s expectations are disclosed in the risk factors contained in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 and in subsequent periodic and current reports filed from time to time by the company with the SEC. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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